Exhibit 21.1

List of Subsidiaries of CNH Industrial Capital LLC as of October 5, 2015

Name	Jurisdiction of Organization

CNH Industrial Capital America LLC	Delaware, USA
New Holland Credit Company, LLC	Delaware, USA
Receivables Credit II Corporation	Alberta, Canada
CNH Capital Receivables LLC	Delaware, USA
Case Canada Receivables Inc.	Alberta, Canada
CNH Capital Operating Lease Equipment Receivables LLC	Delaware, USA
Case Credit Holdings Limited	Delaware, USA
CNH Wholesale Receivables LLC	Delaware, USA
UzCaseagroleasing LLC	Uzbekistan
CNH Industrial Capital Canada Ltd.	Alberta, Canada
CNH Capital Finance LLC	Delaware, USA